Exhibit 10.1

AMENDED AND RESTATED LEASE

This Amended and Restated Lease (the “Lease”) is made and entered into as of January  31 , 2007 by and between Pinnacle Casinos and Resorts, LLC, a Michigan limited liability company (“Pinnacle”), Colorado Casino Resorts, Inc., a Texas corporation (“CCRI”) (except where otherwise specifically provided in this Lease, Pinnacle and CCRI are collectively referred to as “Landlord”), and Southwest Eagle, LLC, a Minnesota corporation (“Southwest”) or its subsidiary (except where otherwise specifically provided in this Lease, Southwest and its subsidiary are collectively referred to as “Tenant”).  Landlord and Tenant are sometimes referred to in this Lease as a party or the parties.

BACKGOUND

A.                                   The current shareholders of CCRI have entered into a Securities Purchase Agreement with Pinnacle dated October 7, 2005, under which Pinnacle will acquire all of the outstanding shares of CCRI.  Simultaneous with the closing of Pinnacle’s acquisition of the CCRI Stock, Pinnacle agrees to cause CCRI to enter into a Lease and act as Landlord, all in accordance with the terms and conditions stated in this Amended and Restated Lease.

B.                                     On December 18, 2006, Pinnacle and Southwest entered into a Lease (the “Original Lease”) for the real property used in the operation of the Double Eagle Hotel and Casino and Gold Creek Casino.

C.                                     Pinnacle and Southwest desire to amend and restate the terms of the Original Lease as provided in this Amended and Restated Lease.

WITNESSETH:

1.                                      Premises.  In consideration of the payment of rent and the keeping and performance of the covenants and agreements by Tenant as stated in this Lease, Landlord hereby leases and demises to Tenant the “Premises”, which consists of that certain real property commonly referred to as the Double Eagle Hotel and Casino and Gold Creek Casino at 400-442 East Bennett Avenue, Cripple Creek, Colorado, together with all improvements thereon and all rights, easements and appurtenances thereto, comprising the building currently known as the Double Eagle Hotel and Casino, the legal description of which is stated on Exhibit A to this Lease (the “Double Eagle”), together with all furniture, fixtures and equipment located therein and owned or controlled by Landlord; and

2.                                      Term.

A.                                   Lease Term/Conditions Precedent.  The term of the Lease commences when each and all of the following conditions (the “Conditions Precedent”) have been satisfied:  (i) conclusion of Tenant’s due diligence examination (as described in section 2.B of this Lease) in manner and substance satisfactory to Tenant, in Tenant’s sole discretion; (ii) execution of this Lease by the parties, together with all exhibits and appendices thereto; (iii) execution of each and all of the Transaction Documents as defined in section 2.B below; (iv) closing on each and all of the transactions contemplated by the Transaction Documents, including without limitation, Pinnacle’s acquisition of CCRI and Tenant’s acquisition of the assets (other than real property and improvements) of the Double Eagle; (v) Pinnacle, CCRI and Tenant obtaining financing on terms and conditions satisfactory to Pinnacle and Tenant, respectively, with which to conclude the transactions contemplated by the Transaction Documents; (vi) approval of the Lease and of Tenant’s operation of the Double Eagle by the Colorado Limited Gaming Control Commission (the “Gaming Commission”); (vii) receipt of all such other regulatory approvals and licenses, if any, as may be required for Tenant to operate the Double Eagle as a casino hotel (including, without limitation, a gaming license and a liquor license); (viii) Landlord’s providing Tenant with an opinion of Landlord’s counsel, or such other assurance in form and substance satisfactory to Tenant, that Landlord owns and has the legal right to lease the Premises; (ix) the absence of any adverse change in the condition or use of the Premises between the date the due diligence period ends and closing on the Lease; and (x) approval of the Lease by Tenant’s Board of Directors.

B.                                     Due Diligence Period.  Tenant will have full and complete access at any time to the Premises commencing as of the date that each and all of (i) this Lease, (ii) the Term sheet between Southwest and Pinnacle, (iii) the Asset Purchase Agreement between Southwest and Pinnacle (and their respective affiliates, if any, as stated in the Asset Purchase Agreement), and (iv) documents effecting acquisition of the Premises by Pinnacle (collectively, the “Transaction Documents”) are executed, which access will continue for a period of not less than thirty (30) days thereafter (the “Due Diligence Period”).  Such access will be for the purposes of conducting such due diligence examination of the Premises and public and private records relating thereto as Tenant deems necessary and appropriate in its sole discretion.  Upon execution of this Lease, Landlord will deliver to Tenant copies of all soil tests, design or engineering studies, drawings, plans, and other documents and materials relating to the Premises and the Off-Site Properties in Landlord’s possession or subject to Landlord’s control.  In the event Tenant is satisfied with the results of its due diligence examination and elects to commence the payment of rent as in this Lease described, Landlord will assign to Tenant all Landlord’s right, title and interest in such documents and materials, provided however, that, unless Tenant exercises its right of first refusal to purchase the Premises as provided in this Lease, Tenant will, upon expiration of the Lease Term (as defined in section 2.F below), assign back to Landlord all Tenant’s right, title and interest in these documents and materials.

C.                                     Initial Term.  The initial term of the Lease commences upon the date (the “Commencement Date”) that Tenant opens the Double Eagle as a public casino under Tenant’s management (the Conditions Precedent stated in section 2.A above having been fully satisfied) and then continues for a period of thirty (30) years (the “Initial Term”).

D.                                    Extension Term.  The term of the Lease may be extended, at Tenant’s option, for up to an additional fifteen (15) years in the form of three (3) five-year options (the “Extension Term”), all or any of which Tenant may exercise by providing Landlord with written notice of Tenant’s intention to extend the lease term no less than sixty (60) days before expiration of the Initial Term or any Extension Term.

E.                                      Holding Over.  Nothing in this Lease may be deemed to permit Tenant to use or occupy the Premises after the expiration of the Initial Term or, if applicable any Extension Term of the Lease.  If Tenant continues to occupy the Premises after such expiration, Tenant’s occupancy will (unless the parties otherwise agree in writing) be deemed to create a month-to-month tenancy at a monthly rental equal to one hundred ten percent (110%) of the annual rent, prorated on a monthly basis for the month before commencement of the holdover period, and Tenant will remain liable for all other charges payable by Tenant under the Lease.  Such holdover occupancy is subject to all of the terms and conditions of this Lease.

F.                                      Definition of Lease Term.  The phrase “Lease Term” means the Initial Term together with, if applicable, any Extension Term.

G.                                     Definition of Lease Year.  The term “Lease Year” means a period of twelve (12) full consecutive calendar months.  The first Lease Year commences on the Commencement Date.  Each Extension Term will commence on the anniversary of the commencement date of the first Lease Year.

3.                                      Rent.

A.                                   During the Lease Term.  Tenant must pay annual rent in the following amounts during the Initial Term of the Lease (annual amounts to be paid in 12 equal monthly installments during each Lease Year):

• Lease Year 1	$4 million
• Lease Year 2	$4.1 million
• Lease Year 3	$4.2 million
• Lease Years 4, 5, 6	$4.3 million
• Lease Years 7, 8, 9	$4.5 million
• Lease Years 10, 11, 12	$4.635 million
• Lease Years 13, 14, 15	$4.774 million
• Lease Years 16, 17, 18	$4.887 million
• Lease Years 19, 20, 21	$5.033 million
• Lease Years 22, 23, 24	$5.183 million
• Lease Years 25, 26, 27	$5.338 million
• Lease Years 28, 29, 30	$5.498 million

If Tenant exercises any or all of its three five-year extensions, annual rent will increase by three percent (3%) for each three-year period of any Extension Term (for example, if Tenant exercises the first of its three five-year options, annual rent during

Lease Years 31, 32 and 33 will be $5.663 million, which is a three percent (3%) increase over $5.498 million, etc.).

B.                                     Deposit.  On the Commencement Date, Tenant must pay to Landlord, in advance, a deposit of first month’s rent in the amount of $330,000 and last month’s rent in the amount of $330,000, an aggregate of $660,000 (the “Deposit”).  Tenant must pay the Deposit in accordance with Section 3.D. of this Agreement.

C.                                     Net Lease.  It is the intent of the Landlord and Tenant that the rent to be paid during the Lease Term will be a net return to Landlord, free of expense, charge, or reduction with respect to the Premises.  Except as otherwise provided in this Lease, Tenant must pay all Operating Expenses of the Premises during the Lease Term.  For purposes of this Lease, “Operating Expenses” to be paid by Tenant are defined as:

(i)                                     All real property taxes and assessments levied against the Premises by any governmental authority, provided however that the term “taxes and assessments,” as used in this Lease, does not include any net federal or state income taxes levied or assessed on Landlord, unless such taxes are a specific substitute for real property taxes.  The term “assessment” includes so-called special assessments imposed by any authority having the direct power to tax, including any city, county, state or federal government.  For purposes of this Lease, any special assessment will be deemed payable in such number of installments as is permitted by law.

(ii)                                  Costs incurred in connection with providing energy for the Premises, including costs of propane, butane, natural gas, steam, electricity, solar energy and fuel oils, coal or any other energy sources.

(iii)                               Costs of water and sanitary and storm drainage services.

(iv)                              Costs of general maintenance and repairs occasioned by normal wear and tear on the Premises experienced during the Lease Term, including the cost of maintaining and repairing (but not replacing) HVAC and other mechanical systems.

(v)                                 Costs of maintenance and replacement of landscaping.

(vi)                              Costs of obtaining insurance insuring the Premises, which insurance policies must name Landlord as an additional insured, and Tenant’s personal property located on the Premises.

“Operating Expenses” does not include the following expenses, which will be paid by Landlord:

(i)                                     Costs of repair of structural defects, including the roof, walls and floors of the Premises, or of replacement of the HVAC, plumbing (except in the event of damage caused by freezing pipes), or sprinkler system (except in the event of damage caused by freezing pipes).  Landlord has represented to Tenant that the Premises’ structural integrity is sound and that all essential operating equipment and components were properly installed and maintained. As such, Landlord warrants and represents to Tenant that the Premises and all its major components are in good working order, free from defects and deficiencies.  Landlord further warrants and represents that the Premises complies with all permits, certificates, laws, rules building and other codes and regulations of governmental agencies or authorities (collectively, the “Codes”) now in effect, and that Landlord will, at its expense, cause the Premises to continue to comply with such Codes as are now in effect during the Lease Term.

(ii)                                  Costs of repairs or other work occasioned by fire, windstorm or other insured casualty to the extent of insurance proceeds received.

(iii)                               Costs of repairs or rebuilding necessitated by condemnation.

(iv)                              Any interest on borrowed money or debt amortization.

If Landlord and Tenant disagree as to whether a particular expense is an “Operating Expense” for purposes of this Lease, Tenant may make and pay for the repair, and the parties will then each select an expert who will determine the nature of the expense and its apportionment, if any, between Landlord and Tenant.  If the two experts are unable to agree on the nature of the apportionment of the expense, the two experts must together appoint a third expert, whose decision as to both elements of the determination will be final and binding upon Landlord and Tenant.  Landlord and Tenant must each bear their own costs in retaining their own experts, and they will share equally in the costs associated with the retention and work of the third expert, if one is appointed.

D.                                    Place and Method of Payment.  Rent is payable at Landlord’s notice address reflected in Section 18.E below.  On a weekly basis, Tenant will deposit an amount equal to 1/52 of the annual rent into a secure account established for the benefit of the Landlord. Tenant must issue to Tenant’s bank irrevocable instructions to pay rent due to Landlord, as stated in Section 3.B., by wire transfer from this secure account on or before the 1st business day of each month. Any interest accrued on the account in excess of rent owed will belong to tenant.  All fees and charges related to the operation of the secure account will be paid by Tenant.

4.                                      Use of Premises.

A.                                   Tenant may use the Premises for any lawful purpose, including, without limitation, hotel operations, restaurant operations, parking, retail sales operations, and a casino as contemplated by the Colorado Limited Gaming Act, C.R.S. §12-47.1-101, et seq. (the “Gaming Act”) (the Gaming Act and all amendments and gaming regulations now existing or hereafter adopted, and all gaming-related laws of the City of Cripple Creek and the County of Teller, are sometimes collectively referred to in this Lease as the “Gaming Laws”), and for any other ancillary or related use(s) as may be permitted by law.  Landlord will have no control over or power to influence decisions concerning operation of the Premises.

B.                                     Landlord agrees to cooperate as reasonably required by Tenant to assist Tenant in obtaining and maintaining such licenses for the Premises as Tenant requires and will, in particular, execute any and all documents necessary to obtain such licenses.  Landlord will not cause any such licenses to be denied, revoked, not renewed, or suspended, whether through actions of Landlord prior to the issuance of such licenses or thereafter during the Lease Term.

C.                                     Landlord further agrees that from and after the date the parties execute this Lease, Landlord must not grant or convey any easement, lease, encumbrance, license, permit, or any other legal or beneficial interest in or to the Premises without the prior written consent of Tenant, nor may Landlord violate, or allow the violation of, any law, ordinance, rule or regulation affecting the Premises.  Landlord will do or cause to be done all things reasonably within its control to preserve intact and unimpaired any and all rights of way, easements, grants, appurtenances, privileges, and licenses in favor of or constituting any portion of the Premises.

D.                                    Subject to section 3.B of this Lease, Tenant will, at its own expense, keep the Premises in good repair and tenantable condition and indemnify Landlord against any loss, damage or expense arising by reason of any failure of Tenant so to keep the Premises or due to any act of neglect of Tenant, its agents, employees, contractors, invitees, licensees, tenants or assigns.  If Tenant fails to perform, or cause to be performed, such maintenance and repairs, then at the option of Landlord, any such maintenance and repair may be performed or caused to be performed by Landlord, and the reasonable cost and expense thereof charged to Tenant, and Tenant will pay the amount thereof to Landlord on demand as additional rent.

E.                                      Except as otherwise provided in this Lease, Tenant will, at its own expense, comply with all statutes, regulations, rules, ordinances and orders of any governmental body, department or agency thereof that apply to or result from Tenant’s use or occupancy of the Premises.

5.                                      Additional Improvements/Mechanics Liens

A.                                   Additional Improvements.  Tenant may, from time to time, at Tenant’s expense, construct or install other improvements at the Double Eagle or any portion of the Premises contiguous with or adjacent to the Double Eagle, and make such changes, alterations and additions to the Premises as Tenant deems necessary or desirable (the “Additional Improvements”).  Where appropriate or required, Additional Improvements will be made under the supervision of an architect or engineer licensed in the state of Colorado and selected by Tenant in its sole discretion.

B.                                     Mechanic’s Liens.  In connection with the construction of any Additional Improvements, Tenant must cause the payment of all proper and valid invoices and charges of all contractors, subcontractors, suppliers, materialmen and similar parties who furnish services or materials in connection with the construction process.  If any party records a mechanic’s lien to enforce any claim for services or materials alleged to have been provided in connection with the Premises, Tenant must so advise Landlord in writing and cause the same to be released of record within sixty (60) days after the recordation thereof, and Tenant is liable to satisfy and cause a discharge of any such mechanic’s lien claim.

Notwithstanding the foregoing, Tenant has the right to contest any such mechanic’s lien provided that Tenant conducts such contest in a timely manner and with due diligence, and that Tenant provides Landlord with either cash, a surety bond or a letter of credit (as Tenant decides in Tenant’s sole discretion) in an amount equal to the lien claim.  If Tenant loses any such contest, and all further rights of appeal have expired, Tenant must satisfy the mechanic’s lien claim in full prior to any foreclosure sale or other disposition of the Premises in order to satisfy the claim.

7.                                      Title to Assets and Improvements.

A.                                   As a condition precedent to Tenant entering into this Lease, Landlord must, at Landlord’s expense, obtain a title insurance policy insuring Tenant’s leasehold interest in the Premises, which title insurance policy must evidence Landlord’s fee simple interest ownership in the Premises subject only to (i) mortgage liens totaling no more than $60,000,000.00, (ii) general property taxes for the current year, and (iii) such easements, rights of way, restrictions and other title matters as Tenant deems, in Tenant’s sole discretion, not to adversely affect the value of Tenant’s intended use of the Premises (collectively, the “Permitted Exceptions”).  The title insurance policy is attached to this Lease as Exhibit 1 and incorporated in this Lease by reference.  Landlord warrants that it has fee simple title to the Premises, free and clear of all encumbrances save for the Permitted Exceptions.

B.                                     Except as otherwise provided in this Lease, Landlord is the owner of all improvements paid for and constructed by Tenant upon the Premises, as the same may be altered, expanded and/or or improved in accordance with this Lease, except that any gaming or other equipment purchased by Tenant for use in operating the Double Eagle is the property of Tenant.  Except as provided in this Lease, upon the expiration or earlier termination of this Lease, all improvements then existing upon the Premises will revert to and become the property of Landlord without compensation to Tenant.

C.                                     Tenant must surrender the Premises at the end of the Lease Term or upon earlier termination of the Lease in good condition and repair, reasonable wear and tear and fire and other casualty excepted.

8.                                      Quiet Enjoyment.  So long as Tenant is not in material, uncured default under this Lease, Landlord must permit Tenant to peaceably and quietly use and enjoy the Premises during the Lease Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord.

Notwithstanding the foregoing, Landlord may conduct reasonable inspections of the Premises upon providing ten (10) days prior written notice of such inspection to Tenant.

9.                                       Casualty and Restoration of the Premises.  If the Premises are damaged by fire or other casualty during the Lease Term, Tenant may, at its option, (i) terminate the Lease, retain such insurance proceeds as relate to improvements made by Tenant on the Premises before the casualty, and permit use of whatever portion of the remaining proceeds is necessary to restore the Premises to their condition as of the Commencement Date of this Lease, or (ii) retain all insurance proceeds received as a result of the casualty, use the same to restore the Premises to their condition as of the Commencement Date of this Lease, and continue to make rent payments during the Lease Term.  Tenant must notify Landlord in writing within thirty (30) days following the occurrence of any casualty concerning which of these two options Tenant has chosen, and rent will abate during the thirty (30) day period.

10.                               Condemnation.  If any portion of the Premises is taken by right of eminent domain or by condemnation, or is conveyed in lieu of any such taking, Tenant may terminate this Lease and retain those condemnation proceeds that relate to improvements made by Tenant on the Premises before the taking or condemnation.

11.                               Right of First Refusal. If Landlord desires to transfer, assign or otherwise convey all or any portion of its interest in the Premises, whether initiated by Landlord or by an offer to purchase from a third party, Landlord must so notify Tenant in writing (the “Notice”), specifying the terms and conditions and the price at which Landlord intends to offer its interest (collectively, the “Terms”).  Tenant will have thirty (30) days (or any longer period stated in any offer received from a third party) after receipt of the Notice within which to notify Landlord that Tenant desires to purchase the interest being offered on the Terms.  If Tenant fails to so notify Landlord, Landlord will be free to consummate a transaction with a third party on the Terms at any time within the three (3) months immediately following expiration of Tenant’s notification period without re-offering the transaction to Tenant.  If no sale occurs with that three (3) month period, then prior to consummating any transaction, the provisions of this Section 11 must again be complied with.  If Tenant timely notifies Landlord that Tenant desires to exercise the right to purchase contemplated by this Section 11, the closing will occur on the Terms within ninety (90) days of the date of Tenant’s giving such notice.  During the first four years of this Lease, Tenant’s right of first refusal as described in this Section 11 will be subordinate to the right Michael Smith and Gilbert Sisneros to purchase the Premises from CCRI.

12.                               Tenant’s Right to Encumber.  Tenant may at any time during the Lease Term encumber the leasehold estate by mortgage or deed of trust.  This right of Tenant to encumber the leasehold estate is a continuing right and will not be deemed to be exhausted by the exercise of this right on one or more occasions.  Any such encumbrance must be expressly subject to the provisions of this Lease, must not encumber Landlord’s fee simple interest in the Premises, and must be subordinate to any loans to which Landlord has subordinated its fee simple interest.

13.          Assignment.

A.            By Landlord.  Landlord may assign this Lease upon written notice to Tenant, provided that such assignment is permitted by the Gaming Laws, and further provided that any such assignment is subject to Tenant’s right of first refusal stated in Section 11 of this Lease.

B.            By Tenant.  Tenant may assign this Lease upon written notice to Landlord, provided that such assignment is permitted by the Gaming Laws.  Notwithstanding any assignment, Tenant will at all times remain liable for the payment of rent and all other payment obligations in this Lease specified to be paid by Tenant, and for compliance with all Tenant’s other obligations under this Lease.

14.          Default by Tenant.

A.            Definition of Event of Default.  Each one of the following events constitutes an “Event of Default”:

(i)            Any failure by Tenant to pay rent or other monetary sums required to be paid hereunder on the date such sums are due and the continuance of such failure for a period of thirty (30) days after written notice of such failure from Landlord.

(ii)           The filing of any petition or the commencement of any case or proceeding by Tenant under any provision or chapter of the federal Bankruptcy Act, the federal Bankruptcy Code, or any other federal or state law relating to insolvency, bankruptcy, or reorganization, or the adjudication that Tenant is insolvent or bankrupt, or the entry of an order for relief under the federal Bankruptcy Code with respect to Tenant.

(iii)          The filing of any petition or the commencement of any case or proceeding described in Section 14.A.(ii) above against Tenant, unless such petition and all proceedings initiated thereby are dismissed within sixty (60) days from the date of such filing; the filing of an answer by Tenant admitting the allegations of any such petition; the appointment of or taking possession by a custodian, trustee or receive for all or any assets of Tenant, unless such appointment is vacated or dismissed within sixty (60) days from the date of such appointment.

(iv)          Tenant fails to perform any of the other material agreements, terms, covenants or conditions of the Lease on Tenant’s part to be performed, and such non-performance continues for a period of thirty (30) days after written notice thereof by Landlord to Tenant or, if such performance cannot reasonably be attained within such thirty (30) day period, Tenant does not in good faith commence such performance within such thirty (30) day period and does not diligently proceed therewith to completion.

B.            Remedies of Landlord.  If any one or more Events of Default occurs, then Landlord has the right, at Landlord’s election, either to:

(i)            Make any payment or take any action to cure any the Event of Default by Tenant in a manner and to an extent that the Landlord in good faith deems necessary or desirable.

(ii)           Subject to the Gaming Laws, give Tenant written notice in accordance with the Colorado forcible entry and detainer laws, terminate this Lease as of the date of Tenant’s default or as of any later date specified in Landlord’s notice of default, and demand and recover possession of the Premises from Tenant.

(iii)          Subject to the Gaming Laws, re-enter and take possession of all or any part of the Premises and expel Tenant therefrom.  After recovering possession of the Premises, Landlord must use reasonable efforts to re-let the Premises.

C.            Management Agreement.  Notwithstanding the foregoing, if Landlord elects to pursue the remedies in either or both or subparagraphs 14.B(ii) or (iii) above, (1) Tenant may remove from the Premises, without payment or liability to Landlord, all gaming-related assets, including gaming equipment, and (2) subject to approval by the Gaming Commission, Landlord and Tenant will enter into a management agreement pursuant to which Tenant manages the Double Eagle on terms to be agreed upon until the date agreed upon by Landlord and Tenant in the management agreement, or licensing by the Gaming Commission of a new operator.

D.            Remedies Cumulative.  Each of the remedies described above, and all of the remedies available to Landlord at law or in equity upon a default by Tenant, are cumulative with and in addition to one another, and may be exercised simultaneously or successively, as Landlord may deem appropriate, without any exercise of one remedy being deemed an election of remedies or a waiver to the exclusion of any other remedy.

15.          Default by Landlord.

A.            Definition of Default.  Landlord will be in default under this Lease if Landlord fails to comply with any material term, condition or obligation of Landlord under the Lease, and that failure continues for a period of thirty (30) days after Tenant gives Landlord written notice of failure, unless that failure cannot reasonably be cured with the thirty (30) day period, in which event the cure period will extend so long as Landlord has in good faith begun to take action to cure the default with the thirty (30) day period and diligently proceeds to completion thereafter.

B.            Remedies of Tenant.  Upon the occurrence of any default by Landlord, Tenant has the right, at its election, then or at any time thereafter, to exercise any one or more of the following remedies:

(i)            Make any payment or take any action to cure any such default by Landlord in a manner and to an extent that Tenant in good faith deems necessary or desirable.

(ii)           Terminate this Lease as of the date of the default by Landlord, or as of any later date specified in a written notice of termination to Landlord.

(iii)          Commence an action to specifically enforce any of the Landlord’s obligations under the Lease.

C.            Management Agreement.  Notwithstanding the foregoing, if Tenant elects to pursue the remedies in subparagraphs 14.B(ii) above, (1) Tenant may remove from the Premises, without payment or liability to Landlord, all gaming-related assets, including gaming equipment, and (2) subject to approval by the Gaming Commission, Landlord and Tenant will enter into a management agreement under which Tenant manages the Double Eagle on terms to be agreed upon until the dated agreed upon by Landlord and Tenant in the management agreement, or licensing by the Gaming Commission of a new operator.

D.            Remedies Cumulative.  Each of the remedies described above, and all of the remedies available to Tenant at law or in equity upon a default by Landlord, are cumulative with and in addition to one another, and may be exercised simultaneously or successively, as Tenant may deem appropriate, without any exercise of one remedy being deemed an election of remedies or a waiver to the exclusion of any other remedy.

16.          Landlord’s Additional Representations and Warranties.  Landlord represents and warrants that to the best of Landlord’s knowledge and belief as of the Commencement Date of this Lease:

A.            There is no litigation pending or threatened that in any manner affects the Premises.

B.            There are no violations of any federal, state, or local law, code, ordinance, rule, regulation, or requirement affecting the Premises.

C.            The Premises have full and free access to and from public highways, streets, and/or roads adjacent to the Premises, and Landlord has no knowledge of any fact or condition that would result in the termination of such access.

D.            Landlord has not received any notices, demands, or deficiency comments from any mortgagee of the Premises or from any state, municipal, or county government or any agency thereof with regard to the Premises.

E.             Landlord has not received any notice of, and has no other knowledge or information of, any pending or contemplated change in any applicable law, ordinance, or restriction; or of any pending or threatened judicial or administrative action;

or of any action pending or threatened by adjacent landowners; or of any natural or artificial condition upon the Premises, or any part thereof, any of which would result in any material change in the condition of the Premises, or any part thereof, or in any way limit or impede the operation of the Double Eagle.

F.             Landlord has not entered into any agreements with the City of Cripple Creek, the County of Teller, or the State of Colorado, or any other governmental entity with respect to the Premises that may result in liability or expense to Tenant, and further, that there are no special improvement assessments relating to the Premises.

G.            Each and every document, schedule, item and other information to be delivered to Tenant by Landlord under this Lease is true, accurate and correct, and no such document, schedule or information contains or will contain any untrue statement of a material fact, or omits or will omit a material fact.

17.          Miscellaneous.

A.            No Implied Waiver.  No failure by either party to insist upon the strict performance of any term, covenant or agreement in this Lease, or to exercise any right or remedy in connection with this Lease, and no acceptance of full or partial payment during the continuance of any default by Landlord or Tenant, will constitute a waiver of any term, covenant or agreement or any right or remedy or any default by Landlord or Tenant.

B.            Survival of Provisions.  Notwithstanding any termination of this Lease, the Lease will continue in full force and effect as to any provisions of this Lease that specifically contemplate and require observance or performance by Landlord or Tenant subsequent to termination.

C.            Binding Effect.  This Lease extends to and binds the heirs, executors, legal representatives, successors, and permitted assign of Landlord and Tenant.  The terms, covenants, agreements and conditions in this Lease must be construed as covenants running with the Premises.

D.            Recording, Subordination and Attornment.  This Lease and/or any Memorandum of this Lease may, at Tenant’s sole option, be recorded in a manner and at a time selected by Tenant in its sole discretion.  In addition, upon execution of this Lease and as a condition precedent to the commencement of the Term of this Lease, Landlord must obtain from Landlord’s mortgage lender(s) subordination and attornment agreements in form and substance satisfactory to Tenant.

E.             Notices.  All notices required or permitted under this Lease must be given by registered or certified mail, return receipt requested, correctly addressed and postage prepaid, or by hand or commercial carrier delivery, or by facsimile as follows:

If to Southwest:	With a copy to:
Mr. Thomas E. Fox Southwest Casino Corporation 2001 Killebrew Drive, Suite 350 Minneapolis, MN 55425 (952) 853-9990	Thomas Snook, Esq. General Counsel Southwest Casino Corporation 2001 Killebrew Drive, Suite 350 Minneapolis, MN 55425 (952) 853-9990

If to Pinnacle:	With a copy to:
Dorian N. Lange 2127 University Park Drive Suite 300 Okemos, MI 48864 (517) 349-7200	Richard F. Fabiano 6629 Denham Court SE Grand Rapids, MI 49546 (616) 481-2756

Any notice delivered by mail in accordance with this section will be deemed to have been duly given on the third business day after the same is deposited in any post office or postal box regularly maintained by the United States Postal Service, properly addressed, postage prepaid.  Any notice delivered by facsimile will be deemed to have been duly given upon receipt if receipt is confirmed mechanically or by the recipient.  Any notice delivered by hand or commercial carrier will be deemed to have been given upon actual receipt.  Either party, by notice given as in this Lease provided, may change the address to which future notices may be sent.

F.             Time of the Essence.  Time is of the essence under this Lease for the performance and observance of all obligations of Landlord and Tenant, and all provisions of this Lease must be strictly construed.

G.            Captions for Convenience.  The headings and captions of this Lease are for convenience only and must not be considered in interpreting the provisions of this Lease.

H.            Severability.  If any provision of this Lease is held invalid or unenforceable by a court of competent jurisdiction, the remainder of the Lease will not be affected by that holding, it being the intent of the parties that the provisions of this Lease are enforceable to the fullest extent permitted by law.  There is deemed substituted for any invalid or unenforceable provision a valid and enforceable provision as similar as possible to the invalid provision.

I.              Venue and Governing Law.  This Lease is governed by and interpreted under the laws of Colorado without reference to Colorado’s conflicts of law principles, and will be enforced in the courts of Colorado.

J.             Integration/Entire Agreement.  This Lease, the Exhibits to this Lease, and the other documents expressly referenced in this Lease constitute the entire agreement between the parties concerning the subject matter of this Lease, and supersede all prior or contemporaneous oral or written negotiations, understandings or agreements.

K.            Modification/Amendment.  This Lease may not be amended, changed or modified except in a writing signed by all parties.

Signatures on next page.

IN WITNESS WHEREOF, the parties have caused this Lease to be executed as of the day and year first written above.

Landlord:	Tenant:

Pinnacle Casinos and Resorts, LLC	Southwest Eagle, LLC

By:	By:
Thomas E. Fox, President

Colorado Casino Resorts, Inc.
(to be executed upon acquisition of CCRI
by Pinnacle)

By:

EXHIBIT A

Legal Description:

Parcel 1:  Lot 15-R, Block 23, Fremont (now Cripple Creek) according to the Subdivision Exemption Plat, recorded January 15, 2004 at Reception No. 560954, Teller County, Colorado.

Parcel 2:  Lot 16, Block 23, Fremont (now Cripple Creek) according to the Subdiviaion [sic] Exemption Plat rerecorded September 30, 1991 in Plat Book L Page 15, Teller County, Colorado.

Parcel 5:  The surface only of: Lots 27 thru 30, Block 23, Fremont (now Cripple Creek), Teller County, Colorado.

All as shown on the Improvement Location Certificate, Section 13, Township 15 South, Range 70 West of 6th P.M. certified by Professional Land Surveyor John H Keilers, PLS No. 23890, dated June 30, 2005.

Agreed to and accepted:

Landlord:	Tenant:

Pinnacle Casinos and Resorts, LLC	Southwest Eagle, LLC

By:	By:

Colorado Casino Resorts, Inc.
(to be executed upon acquisition of CCRI
by Pinnacle)

By: